Exhibit 10.56
FIRST AMENDMENT TO SHOPPING CENTER LEASE AGREEMENT
This First Amendment to Shopping Center Lease Agreement (this Amendment) is made and entered into this ___ day of June, 2007 between Pavillion North, Ltd., a Texas limited partnership (Landlord) and Dover Saddlery Retail, Inc., a Massachusetts corporation (Tenant).
BACKGROUND:
A.	Landlord and Tenant entered into that certain Shopping Center Lease Agreement dated May 24, 2007 (Lease) with respect to certain Demised Premises located in the Pavillion North Shopping Center, City of Dallas, State of Texas; all as more particularly described in the Lease.

B.	Tenant wishes to increase the Work Allowance (as defined in the Lease) by $100,000.00 (the Additional Allowance, as defined in the Lease) per the terms of Exhibit C, Section VII and Landlord agrees to such request based on the following terms and conditions.

C.	As a result of the increase of the Work Allowance, the Minimum Guaranteed Rental will be increased by the amount needed to amortize the Additional Allowance over seven (7) years at 9% per annum.
AGREEMENT:
In consideration of the foregoing, TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and confessed, Landlord and Tenant agree as follows:
1.	Section VII of Exhibit C is deleted in its entirety and replaced with the following:

“Landlord will pay Tenant up to $126,890 (the “Work Allowance”) as a reimbursement for Tenant’s bona fide (and verified) construction expenses paid to parties not related to Tenant. Landlord shall make up to three (3) progress payments to Tenant as work progresses withholding the final twenty-five percent (25%) of the Work Allowance (the “Final Payment”). Tenant’s Final Payment request will be processed only upon (i) completion of all improvements to Landlord’s satisfaction and specifications, (ii) Tenant’s delivery to Landlord of a true copy of its Certificate of Occupancy (or similar governmental occupancy permit), (iii) Landlord’s satisfaction that all bills have been paid to Tenant’s contractor, subcontractors and professionals, including appropriate lien waivers from said persons, and (iv) Tenant’s commencement of business in the Demised Premises.”

2.	Section 1(k) of the Lease is deleted in its entirety and replaced with the following:

“If Tenant does not exercise its option to renew as provided for in EXHIBIT “I” of the Lease, the “Minimum Guaranteed Rental” per month, payable in advance shall be as follows:

Month 1:	$1,608.91 plus $2,110.87 totaling:	$3,719.78
Months 2-24:	$1,608.91 plus $5,378.00 totaling:	$6,986.91
Months 25-59:	$1,608.91 plus $5,534.86 totaling:	$7,143.77
Month 60:	$42,361.39
If Tenant does exercise its option to renew as provided for in EXHIBIT “I” of the Lease, the Minimum Guaranteed Rental for month 60 shall be $7,143.77 and the remaining months of the extension shall be as set forth in EXHIBIT “I” attached hereto.”

3.	Section 1(p) of the Lease is deleted in its entirety and replaced with the following:

“Prepaid Rental”: $3,719.78, being Tenant’s Minimum Guaranteed Rental, Tenant’s share of the estimated Common Area maintenance charges, real estate taxes, insurance and Tenant’s periodic payment of the Additional Allowance for the first (1st) month of the Lease Term, payable upon execution hereof.

4.	EXHIBIT “I” of the Lease shall be deleted in its entirety and replaced with the attached EXHIBIT “I”.

5.	Except as hereby amended, the Lease shall remain unchanged and in full force and effect. If there is any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, this Amendment shall control.

6.	All terms and definitions used in this Amendment not herein defined are to be given the definition of the term as provided in the Lease, unless specifically stated otherwise.

Landlord and Tenant have executed this Amendment as of the day and year first above written.

	LANDLORD:	TENANT:

	Pavillion North Ltd.,	Dover Saddlery Retail, Inc.,
	a Texas limited partnership	a Massachusetts corporation

By:	Pavillion North Management, L.L.C.,	By:

a Texas limited liability company,
	Its general partner	Name:

Title:

By:

Lou B. Cagle, President

EXHIBIT “I”
OPTION/S TO RENEW
1. Provided Tenant is not in default of its obligations under this Lease at the date of such exercise and subject to Section 21 (i), Tenant shall have the option to renew this Lease for two (2) subsequent period(s) of five (5) year(s), from the expiration of the Primary Term of this Lease. Landlord may treat any option as having not been exercised if Tenant is in default of any such obligations at the date of commencement of the renewal period in question.
2. The option(s) aforesaid must be exercised in writing delivered by Tenant to Landlord not later than three (3) months prior to the expiration of the Primary Term, or as the case may be, any subsequent renewal period, and failing which the said option(s) shall be waived by Tenant.
3. The terms and provisions applicable to the above renewal period(s) shall be the same as apply to the Primary Term of this Lease, except that (i) rent shall be as set forth in Section 4 below, (ii) Tenant shall have no further right to renew this Lease after the expiration of the renewal period(s) above, and (iii) Landlord shall not be required to pay any allowance or perform any work with respect to the renewal period(s).
4. The Minimum Guaranteed Rental payable during the renewal period(s) shall be:

1st five (5) year option	Years 6 — 7	$1,608.91 plus	$5,870.98 totaling $7,479.89 per month
	Year 8	$13.20 psf	$5,870.98 per month
	Years 9 — 10	$13.60 psf	$6,095.07 per month

2nd five (5) year option	Years 11 — 12	$14.10 psf	$6,319.15 per month
	Years 13 — 15	$15.00 psf	$6,722.50 per month